Exhibit 23.4

Consent of Independent Accountants

NorthStar Realty Europe Corp.
We hereby consent to the use in this Registration Statement on Form S-11 of NorthStar Realty Europe Corp. of our report dated June 30, 2015 relating to the combined statement of revenues and certain expenses of SEB Portfolio, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers, Société coopérative
Luxembourg
October 8, 2015